Exhibit 99.1

Great Basin Reports Second Quarter 2016 Results

Company sees 38.7% year-over-year revenue growth; continues strong progress toward customer acquisition,

assay placement and product development targets

Salt Lake City, August 11, 2016 – Great Basin Scientific, Inc. (NASDAQ: GBSN), a molecular diagnostic testing company, today reported financial results for the second quarter ended June 30, 2016.

Second Quarter 2016 Financial Results and Business Highlights

•	Revenue increased 38.7% to $728,957 compared with a year ago

•	Total installed customer base up 126.1% over last year to 260

•	Assay adoption rate (assays placed) up 18.2% over last year

•	Product line to double in third quarter; initial impact to revenues expected in fourth quarter

•	Closed $6 million public offering of units; secured $75 million convertible note

•	Hired Mike Blitz, vice president of US Sales, to lead expansion of sales activities including the commercial launch of the Company’s Shiga Toxin Direct test and Staph ID/R Blood Culture panel

“We continued to make significant strides in executing our strategic initiatives including growing our customer base, expanding use of assays within our customer base, and in meeting our product development objectives,” said Ryan Ashton, Co-founder and Chief Executive Officer. “Going forward, we’re excited about the commercial launch of our Shiga Toxin Direct Test and Staph ID/R Panel which will double our line of FDA-cleared products and will aid in building our total revenue base, increasing sales per customer figures and reducing seasonality in our revenue stream.”

Great Basin Scientific’s Second Quarter 2016 Results

Great Basin reported total revenues for the second quarter 2016 of $728,957, an increase of 38.7% over revenues of $525,506 for the same period in 2015. Continued growth in customer base and the adoption of Group B Strep assay drove the year-over-year increase.

The Company reported 260 customers in the second quarter 2016, compared with 114 customers a year ago, representing an increase of 126.1%.

Operating expenses were $7.7 million in the second quarter 2016 compared with $4.1 million in the second quarter 2015. Research and development expenses increased $1.6 million over the second quarter 2015 to $3.5 million, primarily due to increased clinical and regulatory activities related to the Bordetella pertussis test and bacteria stool pathogens panel and ongoing pipeline development. Selling and marketing expenses increased $850,351 to $1.8 million in the comparable quarters, reflecting increases in the Company’s sales force, higher commissions and customer acquisition costs. General and administrative expenses increased $1.2 million over the second quarter 2015 to $2.5 million in the comparable quarter 2016, primarily due to higher legal, accounting and consulting fees and the costs associated with the hiring of additional accounting and human resources personnel.

Loss from operations was $8.9 million for the second quarter 2016, compared with a loss of $4.9 million for the same period in 2015.

Great Basin reported a net loss for the second quarter 2016 of $20.3 million compared to net income of $19.2 million for the second quarter 2015. Basic and diluted net loss per share was $4.10 for the second quarter 2016, compared to basic and diluted net income per share of $6,303.25 and $1,498.09, respectively, for the same period in 2015.

Unit Offering and Additional Financing Secured

During the second quarter of 2016, Great Basin announced it closed a public offering of 3.16 million units in exchange for $6.0 million of gross proceeds. The Company also secured a $68 million funding commitment consisting of $75 million senior secured convertible notes, where $6.0 million of gross proceeds was immediately available, with the remaining $62 million of funds in restricted Company accounts and becoming available, subject to certain conditions, beginning February 2017.

Non-GAAP Financial Measure

This press release includes an Adjusted Net Loss “non-GAAP financial measure” as defined by the U.S. Securities and Exchange Commission (SEC). The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). For reconciliation of this non-GAAP financial measure to the nearest comparable GAAP measure, see “Reconciliation of Non-GAAP Financial Measure” included in this press release.

Reconciliation of Non-GAAP Financial Measure

Adjusted Net Loss

The Company excludes certain non-cash items in calculating adjusted net loss because they are non-cash in nature and because the Company believes that the non-GAAP financial measures excluding these times provide meaningful supplemental information regarding operational performance. The Company further believes this measure is useful to investors in that it allows for greater transparency to certain line items in its financial statements and facilitates comparisons to peer operating results.

GREAT BASIN SCIENTIFIC, INC.

ADJUSTED NET LOSS

 (Unaudited)

	Three Months Ended
	June 30,
The calculation of adjusted net loss is as follows:	2016	2015
Net income (loss)	$(20,277,017)	$19,160,684
Adjustment for amortization of debt discount in interest	5,781,069	-
Adjustment for net gain on exchange and issuance of warrants	(3,374,752)	-
Adjustment for change in fair value of derivative liability	8,620,051	(24,335,676)
Adjusted net loss	$(9,250,649)	$(5,174,992)

Amortization of Debt Discount Included in Interest

The amortization of the debt discount that is included in interest for the three months ended June 30, 2016 resulted in non-cash other expense recorded in earnings in the amount of $5.8 million. This is a non-cash charge resulting from the excess of the fair value of the conversion feature of the convertible notes payable and the associated Series D Warrants over the face value of the notes that was required to be recorded as a debt discount and amortized over the life of the notes.

Net Gain on Exchange and Issuance of Warrants

The net gain on the exchange and issuance of warrants for the three months ended June 30, 2016 resulted in a non-cash other income recorded in earnings in the amount of $3.4 million. This non-cash gain is the result of a gain in the amount of $4.1 million on the exchange of Series E Warrants for common stock, which was partially offset by a loss on the issuance of Series G Warrants in the amount of $767,020.

Change in Fair Value of Derivative Liability

The change in fair value of the derivative liability for the three months ended June 30, 2016 resulted in a non-cash other expense recorded in earnings in the amount of $8.6 million. This was the result of the increase in the fair value of the Series D and Subordination Warrants due to an increase in the adjusted warrant share number, partially offset by the reduction in the fair value of the embedded conversion feature in our convertible debt and the Series E and other warrants as a result of the decrease in the value of the common stock during the period.

During the three months ended June 30, 2015, Great Basin recorded a change in fair value of the derivative liability resulting in a non-cash net gain of $24.4 million. This encompassed a decrease in the fair value of Series C Warrants in the amount of $22.1 million and a decrease in the fair value of all other derivative securities in the amount of $2.3 million.

About Great Basin Scientific

Great Basin Scientific is a molecular diagnostics company that commercializes breakthrough chip-based technologies. The Company is dedicated to the development of simple, yet powerful, sample-to-result technology and products that provide fast, multiple-pathogen diagnoses of infectious diseases. The Company's vision is to make molecular diagnostic testing so simple and cost-effective that every patient will be tested for every serious infection, reducing misdiagnoses and significantly limiting the spread of infectious disease. More information can be found on the Company's website at www.gbscience.com.

Forward-Looking Statements

This press release includes forward-looking statement regarding events, trends and business prospects, which may affect our future operating results and financial position, including but not limited to statements regarding the commercial launch of the Company’s Shiga Toxin Direct Test and Staph ID/R Panel and such commercial launches aiding in building the Company’s total revenue base, increasing sales per customer figures and reducing seasonality in the Company’s revenue stream. Forward-looking statements involve risk and uncertainties, which could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risk and uncertainties include, but are not limited to: (i) our limited operating history and history or losses; (ii) our ability to develop and commercialize new products and the timing of commercialization; (iii) our ability to obtain capital when needed; and (iv) other risks set forth in the Company's filings with the Securities and Exchange Commission, including the risks set forth in the company's Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2016.  These forward-looking statements speak only as of the date hereof and Great Basin Scientific specifically disclaims any obligation to update these forward-looking statements, except as required by law.

FINANCIAL TABLES FOLLOW

GREAT BASIN SCIENTIFIC, INC.

CONDENSED BALANCE SHEETS

June 30, 2016 and December 31, 2015

(Unaudited)

	June 30,	December 31,
	2016	2015
Assets
Current assets:
Cash	$1,162,446	$4,787,759
Restricted Cash	13,168,793	13,800,000
Accounts receivable, net	360,954	411,390
Inventory	1,119,897	1,133,142
Prepaid and other current assets	1,564,284	564,910
Total current assets	17,376,374	20,697,201

Intangible assets, net	69,564	119,171
Property and equipment, net	8,645,804	7,741,991
Total assets	$26,091,742	$28,558,363
Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$3,150,335	$2,432,459
Accrued expenses	3,867,630	1,313,149
Current portion of notes payable	—	5,693
Current portion of convertible notes payable, net of discount	14,052,253	1,638,717
Notes payable - related party	500,000	500,000
Current portion of capital lease obligations	1,265,116	1,305,426
Current portion of derivative liability	20,602,409	—
Total current liabilities	43,437,743	7,195,444
Convertible notes payable, net of current portion and debt discount	—	525,000
Capital lease obligations, net of current portion	279,881	851,410
Derivative liability, net of current portion	43,359,009	43,181,472
Total liabilities	87,076,633	51,753,326
Commitments and contingencies
Stockholders' deficit:
Preferred stock, $.001 par value, 5,000,000 shares authorized; 74,380 and 88,347 shares issued and outstanding, respectively	74	88
Common stock, $.0001 par value: 200,000,000 shares authorized; 7,102,843 and 296,869 shares issued and outstanding, respectively	710	30
Additional paid-in capital	114,847,713	98,708,784
Accumulated deficit	(175,833,388)	(121,903,865)
Total stockholders' deficit	(60,984,891)	(23,194,963)
Total liabilities and stockholders' deficit	$26,091,742	$28,558,363

GREAT BASIN SCIENTIFIC, INC.

CONDENSED STATEMENTS OF OPERATIONS

 For the Three and Six Months Ended June 30, 2016 and 2015

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Revenues	$728,957	$525,506	$1,460,379	$984,236
Cost of sales	1,888,371	1,299,948	3,750,116	2,266,541
Gross loss	(1,159,414)	(774,442)	(2,289,737)	(1,282,305)
Operating expenses:
Research and development	3,457,489	1,902,296	5,755,472	3,405,854
Selling and marketing	1,770,050	919,699	3,248,828	1,725,817
General and administrative	2,490,398	1,276,555	4,699,055	2,337,207
Total operating expenses	7,717,937	4,098,550	13,703,355	7,468,878
Loss from operations	(8,877,351)	(4,872,992)	(15,993,092)	(8,751,183)
Other income (expense):
Interest expense	(6,155,088)	(309,785)	(12,471,418)	(615,367)
Interest income	721	9,035	1,299	13,332
Net gain on exchange and issuance of warrants	3,374,752	-	3,374,752	-
Change in fair value of derivative liability	(8,620,051)	24,335,676	(28,839,314)	(42,658,473)
Total other income (expense)	(11,399,666)	24,034,926	(37,934,681)	(43,260,508)
Income (loss) before provision for income taxes	(20,277,017)	19,161,934	(53,927,773)	(52,011,691)
Provision for income taxes	-	(1,250)	(1,750)	(1,250)
Net income (loss)	$(20,277,017)	$19,160,684	$(53,929,523)	$(52,012,941)
Net income (loss) per common share - basic	$(4.10)	$6,303.25	$(15.09)	$(19,074.01)
Net income (loss) per common share - diluted	$(4.10)	$1,498.09	$(15.09)	$(19,074.01)
Weighted average common shares - basic	4,941,734	3,040	3,573,483	2,727
Weighted average common shares - diluted	4,941,734	12,790	3,573,483	2,727

GREAT BASIN SCIENTIFIC, INC.

CONDENSED STATEMENTS OF CASH FLOWS

 For the Six Months Ended June 30, 2016 and 2015

(Unaudited)

	Six Months Ended
	June 30,
	2016	2015
Cash flows from operating activities:
Net loss	$(53,929,523)	$(52,012,941)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,183,955	704,604
Bad debt expense	84,515	—
Change in fair value of derivative liability	28,839,314	42,658,473
Net gain on exchange and issuance of warrants	(3,374,752)	—
Employee stock compensation	74,089	37,440
Debt discount amortization	11,888,536	50,000
Changes in operating assets and liabilities:
Increase in accounts receivable	(34,079)	(76,544)
(Increase) decrease in inventory	13,245	(397,364)
(Increase) decrease in prepaid and other assets	(999,374)	3,004
Decrease in accounts payable	(172,812)	(172,762)
Increase in accrued liabilities	996,833	322,100
Net cash used in operating activities	(15,430,053)	(8,883,990)
Cash flows from investing activities:
Acquisition of property and equipment	(615,886)	(473,048)
Construction of equipment	(992,641)	(1,972,835)
Net cash used in investing activities	(1,608,527)	(2,445,883)
Cash flows from financing activities:
Proceeds from exercise of warrants	1,335,950	3,142,964
Proceeds from follow-on offering	11,009,728	21,872,793
Proceeds from issuance of notes payable - related party	—	250,000
Proceeds from release of restricted cash	2,000,000	—
Payment of cash settlement for warrant exercises	(314,879)	—
Principal payments of capital leases	(611,839)	(404,889)
Principal payments of notes payable	(5,693)	(24,283)
Principal payments of notes payable -related party	—	(250,000)
Net cash provided by financing activities	13,413,267	24,586,585
Net increase (decrease) in cash	(3,625,313)	13,256,712
Cash, beginning of the period	4,787,759	2,017,823
Cash, end of the period	$1,162,446	$15,274,535
Supplemental disclosures of cash flow information:
Interest paid	$595,782	$559,631
Income taxes paid	$1,750	$1,250
Supplemental schedule of non-cash investing and financing activities:
Restricted cash proceeds from convertible note	$1,367,648	$—
Initial public offering and follow-on offering costs incurred but unpaid	$649,909	$171,169
Property and equipment included in accounts payable	$429,634	$641,018
Cashless exercise of warrants	$187	$—
Change in derivative liability from exercised and issued warrants	$15,044,007	$5,247,073

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ICR

646.277.1257

Nirav.Suchak@icrinc.com

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David Clair

ICR

646.277.1266

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